UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009
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DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-9819 (Commission File Number)	52-1549373 (IRS Employer Identification No.)

4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia (Address of principal executive offices)	23060-9245 (Zip Code)

Registrant’s telephone number, including area code: (804) 217-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On August 6, 2009, the Company issued a press release, which is available on its website (www.dynexcapital.com under “Investor Relations/Recent News”), reporting its financial results for the period ended June 30, 2009.  A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.02.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 31, 2009, Dynex Capital, Inc. (the “Company”) entered into employment agreements with the Company’s Chief Executive Officer, Thomas B. Akin (the “Akin Agreement”), and the Company’s Chief Investment Officer, Byron Boston (the “Boston Agreement”).

Employment Agreement for Chief Executive Officer

The Akin Agreement replaces Mr. Akin’s prior employment agreement that expired on February 5, 2009, and provides for Mr. Akin’s employment as the Chief Executive Officer of the Company for a term through February 5, 2010.  Under the agreement, Mr. Akin will receive an initial annual base salary of $300,000, subject to annual review by the Board of Directors of the Company (the “Board”), with the Board being able to increase (but not decrease) the base salary based on Mr. Akin’s performance in accordance with the Company’s regular policies and procedures.  Subject to certain limitations, Mr. Akin’s base salary will be paid in shares of unrestricted common stock of the Company issued under the Company’s stock incentive plan until the Company and Mr. Akin agree otherwise.  The number of shares of common stock to be paid to Mr. Akin will be determined based on the fair market value of the common stock (as defined in the applicable stock incentive plan) on the applicable payroll date.

Under the Akin Agreement, Mr. Akin will continue to be located in San Francisco, California, but will travel to Richmond, Virginia and other locations as necessary for the Company’s business.  The Company will reimburse Mr. Akin for reasonable travel and lodging expenses incurred in the performance of his duties for the Company.

Under the Akin Agreement, Mr. Akin is eligible to participate in the Company’s annual bonus program based on the return on adjusted equity of the Company  (the “ROAE Bonus”), the Company’s capital-raising bonus pool for 2009 (the “Capital Bonus Pool”), and any other bonus program for executives, subject to the terms of such bonus programs.  Mr. Akin is also eligible to participate in the employee and executive benefit plans and programs implemented by the Company in which other senior executives of the Company are eligible to participate, including life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans in accordance with the terms and conditions of such plans.

Under the Akin Agreement, if Mr. Akin is terminated for any reason, he is entitled to payment of his base salary through the date of his termination (to the extent not previously paid), reimbursement for any business expenses incurred by Mr. Akin prior to his termination and payment for any vacation time accrued by him as of the date of his termination.  Further, unless Mr. Akin is terminated for Cause (as defined in the agreement) and subject to certain limitations, if he executes a general release in connection with his termination he will also be entitled to the following: (1) the pro-rated portion of the ROAE Bonus that would have been payable to him based on the achievement by the Company of performance goals for that portion of time during the calendar year of the Company that he was employed, payable at the time such bonus would have otherwise been paid; (2) the portion of the Capital Bonus Pool due to him for a Determination Date (as defined in the Capital Bonus Pool governing document) that precedes the date of his termination; and (3) any incentive stock awards such as stock options awarded to him prior to his termination will become immediately 100% vested and exercisable.

Under the Akin Agreement, other than in his role as managing general partner of Talkot Capital LLC, Mr. Akin agrees not to be employed by, render services for, engage in business with or serve as an agent or consultant to any entity other than the Company.  The agreement also provides for confidentiality obligations during and following Mr. Akin’s employment and includes noncompetition and nonsolicitation provisions that are effective during, and for one year following, his employment.  If Mr. Akin breaches any of his confidentiality, noncompetition or nonsolicitation obligations, he will forfeit any unpaid amounts or benefits and be obligated to repay certain amounts or benefits.

The Akin Agreement provides that all of its provisions are to be construed so as to comply with the timing and form of payment requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Employment Agreement for Chief Investment Officer

The Boston Agreement provides for Mr. Boston’s employment as the Chief Investment Officer of the Company, with a term through March 31, 2010.  The agreement will be renewed automatically for successive one-year terms, unless either the Company or Mr. Boston gives written notice of non-renewal at least 90 days prior to expiration of the then-current term of the agreement.  Under the agreement, Mr. Boston will receive an initial annual base salary of $275,000, subject to periodic review by the Board, with the Board being able to increase (but not decrease) the base salary from time to time based on Mr. Boston’s performance in accordance with the Company’s regular policies and procedures.

Under the Boston Agreement, Mr. Boston will continue to be located in Jacksonville, Florida, but will travel to Richmond, Virginia and other locations as necessary for the Company’s business.  The Company will reimburse Mr. Boston for reasonable travel and lodging expenses incurred in the performance of his duties for the Company.

Under the Boston Agreement, Mr. Boston is eligible to participate in the ROAE Bonus program and the Capital Bonus Pool, subject to the terms of such programs.  Mr. Boston is also eligible to participate in the employee and executive benefit plans and programs implemented by the Company in which other senior executives of the Company are eligible to participate, including life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions of such plans.  Mr. Boston is also eligible to participate in the Company’s 401(k) plan, and the Company will match Mr. Boston’s contributions to the plan in accordance with the plan’s terms.  Under the agreement, Mr. Boston will also be provided with a cell phone and personal data assistant for his use, and the Company will pay for any business-related usage fees for such items.

Under the Boston Agreement, if Mr. Boston is terminated without Cause (as defined in the agreement) or if he terminates his employment for Good Reason (as defined in the agreement), including due to a Change in Control of the Company (as defined in the agreement), the Company shall pay to Mr. Boston a lump sum payment in cash equal to the aggregate of the amounts under items (1) through (4) below, and will provide the benefits listed in items (5) through (9) as follows: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; (3) payment for any vacation time accrued by him but unused as of the date of his termination; (4) an amount equal to his annual base salary on the day prior to the date of his termination multiplied by 2.99; (5) the pro-rated portion of the ROAE Bonus that would have been payable to him based on the achievement by the Company of performance goals for that portion of time during the calendar year of the Company that he was employed (the “Pro-Rata ROAE Bonus”), payable at the time such bonus would have otherwise been paid; (6) the portion of the Capital Bonus Pool due to him for a Determination Date (as defined in the Capital Bonus Pool governing document) that precedes the date of his termination (the “Unpaid Capital Bonus”); (7) any incentive stock awards such as stock options awarded to him prior to his termination will become immediately 100% vested and exercisable; (8) subject to certain limitations, continued coverage under the Company’s medical plans for Mr. Boston and his dependents covered under such plans for a period of one year from the date of his termination; and (9) to the extent not paid prior to his termination, the Company will pay or provide him with any other amounts or benefits required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement with the Company.

Under the Boston Agreement, if Mr. Boston’s employment is terminated upon his death, for Cause (as defined in the agreement), due to Mr. Boston’s Disability (as defined in the agreement), or without Good Reason, subject to certain limitations, the Company shall pay to Mr. Boston a lump sum payment in cash equal to the aggregate of the following amounts: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; and (3) payment for any vacation time accrued by him but unused as of the date of his termination.  Further, should Mr. Boston’s employment be terminated upon his death or because of his Disability, the Company will pay to him (or his estate in the event of his death), the Pro-Rata ROAE Bonus and Unpaid Capital Bonus, if any, in one lump sum payment on the date such bonus would have otherwise been paid for the calendar year of the Company that includes the date of his termination.

The Boston Agreement provides that it is intended that any payments made to Mr. Boston under the agreement and under any other plan, agreement or arrangement maintained by the Company shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code.  If the Company’s auditors determine that any payment or distribution to be made to Mr. Boston under the agreement would be nondeductible by the Company under Section 280G of the Code, then the amounts payable or distributable under the agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible.  The agreement also provides that all of its provisions are to be construed so as to comply with the timing and form of payment requirements of Section 409A of the Code.

The Boston Agreement also provides for confidentiality obligations during and following Mr. Boston’s employment and includes noncompetition provisions that are effective during, and for 90 days following, his employment and nonsolicitation provisions that are effective during, and for six months following, his employment.

The foregoing descriptions are summaries of the material terms of the agreements and are qualified in their entirety by reference to the agreements themselves, copies of which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2009.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 6, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                  DYNEX CAPITAL, INC.

Date:	August 6, 2009	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President, Chief Operating Officer and Chief Financial Officer